Exhibit 10.10

August 23, 2010

John E. Bryson

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, CA 91770

Dear John:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to invite you to serve as a member of the Board of Directors of BrightSource Energy, Inc. (the “Board”), subject to your election by the Company’s shareholders. Your election date will also serve as your start date (the “Start Date”). Either you or the Company’s shareholders may terminate this relationship at any time and for any reason.

Duties and Responsibilities. In performing your duties and responsibilities, we expect that you will attend and participate in approximately four Board and associated. Committee meetings annually, as applicable, one of which will typically be held at our offices in Jerusalem, Israel (the “Services”). We also expect that you will attend such additional meetings that business needs may require from time to time, including attending additional meetings in Jerusalem, Israel and at other Company locations.

Board Fees. In connection with your performance of the Services, the Company will pay you for your Services based on the following current Board Approved schedule of fees and Equity LTI for the applicable Services that you are requested to provide:

• Annual Retainer:
Board of Directors Chair	$31,000
Nominating & Governance Committee Chair	$5,000
One-time Equity LTI	100,000 shares
• Fees for In Person Meeting Attendance:
Board of Directors Chair fee	$3,000
Board of Directors non-Chair fee	$1,500
Member of Compensation Committee	$1,250
Nominating & Governance Committee Chair fee	$1,000
Nominating & Governance Committee member fee	$1,000

1999 Harrison Street, Suite 2150 • Oakland, Ca 94612 • Telephone: 510-550-8161 • Fax: 510-550-8165 Email: info@brightsourceenergy.com • Website: www.brightsourceenergy.com

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• Fees for Telephonic Meeting Attendance:
Board of Directors Member	$750
Committees (Chair or Member)	$750

Stock Option Grant. In connection with the commencement of your Services, the Company will recommend that the Board of Directors grant you an option to purchase 100,000 shares of the Company’s Common Stock (“Option Shares”). The Option Shares will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. These Option Shares will vest monthly at a rate of 1/60th of the total number of Option Shares starting on the Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above, for purposes of your initial grant of Option Shares) for 60 months. Vesting will depend upon your continued Services with Company, however, in the event you leave the Company through no fault of your own (e.g. you do not voluntarily resign and you are not terminated for cause) before the end of the 60th month of service, then the vesting on any then unvested Option Shares associated with this new hire grant shall immediately accelerate upon termination of your Services. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company. The Company reserves the right to grant you other forms of equity-based compensation in lieu of Option Shares having the same grant value. The Company may, at its sole discretion, also grant you additional shares thereafter consistent with the Company’s then current outside director compensation program, while you are performing the Services.

Service Related Expenses. The Company will reimburse you for necessary and reasonable expenses incurred in the course and scope of performing the Services, consistent with the Company’s standard Expense Reimbursement policy and subject to reasonable evidence that the amount involved was expended for and related to the Services.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of Services with the Company is contingent upon your signing and returning the Company’s standard Consultant Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) prior to your Start Date, a copy of which is enclosed for your review and signature.

No Conflicting Obligations. You represent to the Company that your performance of the Services will not breach any other agreement to which you are a party and that you have not, and will not during the term of your Services for the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to use or disclose to any person associated with the Company, any confidential or proprietary information belonging to another person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to

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abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Taxes. The Company is not providing you and will not provide you tax advice. All taxes in connection with the Services are solely your responsibility.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your Services and supersedes all prior agreements and discussions between us. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions.

Once again, we are delighted to extend you this offer. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before August 24, 2010 and is subject to your election to the Board by the Company’s shareholders.

Sincerely,

/s/ John Woolard
John Woolard
Chief Executive Officer
BrightSource Energy, Inc.

ACCEPTED AND AGREED:

/s/ John Bryson	August 24, 2010
John Bryson Signature	Date